Exhibit 10.1

Dear Christine Chang,

I am delighted to offer you an employment agreement with ConneXionONE Corp. in the capacity of Chief Executive Officer, reporting directly to the Company's Board of Directors. Should you choose to join us, the terms of your employment are outlined below:

1.	Compensation:

a.	Monthly Salary:

•	From the date of hire until the end of January 2024: $10,000

•	Starting from February 2024: $25,000

b.	Target Bonus:

•	You shall develop the Target Bonus Structure based on performance milestones for approval by the Board of Directors and add it to this Agreement as an addendum (Exhibit A) by December 31, 2023.

•	If you achieve the performance milestones set forth in Exhibit A (the "Target Bonus Structure") and the Board of Directors approves, you shall have the right to request for bonus or a renewal of Employee's Compensation and Equity Grant.

c.	Eligible for standard employee benefits, including Paid Time Off (PTO), and subject to all applicable taxes and deductions.

2.	Equity Grant:

a.	Upon your acceptance of the offer, and the approval of the Board of Directors, following your start date, that you be granted 3,521,000 shares of the Company's Common Stock. The grant price per share will be equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company's Board of Directors.

b.	Vesting Schedule: 25% of the shares will vest 12 months after the vesting commencement date, with the remaining shares vesting monthly over the next 36 months, subject to your continued employment with the Company.

c.	Your equity grant will be subject to the terms and conditions of the Company's Equity Incentive Plan Agreement.

3.	Employment Terms:

a.	Your employment with the Company is at-will, meaning either party can terminate the relationship at any time, with or without cause and with or without notice.

b.	You are required to provide at least 4 (four) weeks' notice in the event of your resignation.

c.	You will be required to provide documentation of your identity and eligibility for employment in the United States within three business days of your hire.

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4.	Employment Restrictions:

a.	During your employment, you shall not engage in any other employment, occupation, consulting, or business activity that directly conflicts with the Company's interests.

b.	You agree not to bring any third-party confidential information to the Company.

5.	Company Rules:

You will be expected to adhere to the Company's rules and standards, including those outlined in the Company Handbook.

6.	Related Agreements:

You are also tasked with preparing the following agreement for the Board of Directors' approval before Q1 2024, this request aligns with our standard procedure of seeking board approval for significant agreements, especially those that pertain to executive compensation and employment terms. As the CEO of the Company, your employment agreement is of particular importance and should undergo board review to ensure its compliance with best governance practices:

a.	Standard Employee Benefits: This document outlines the customary perks and advantages that employees receive as part of their overall compensation package from their employer. These benefits are aimed at enhancing the overall well-being of employees and can vary depending on the organization and local labor laws.

b.	Company Handbook: This document is also known as Employee Handbook or Employee Manual, is a comprehensive document that serves as a guide and reference for employees within an organization.

c.	At-Will Employment Agreement: This document outlines the terms of at-will employment, confidentiality, non-compete clauses, and dispute resolution mechanisms.

d.	Confidentiality and Non-Disclosure Agreement: This agreement defines the obligations of both parties concerning the protection of confidential information.

e.	Invention Assignment Agreement: This agreement specifies the ownership of any intellectual property or inventions created during your employment with the company.

f.	Arbitration Agreement: This document outlines the process for resolving disputes through arbitration, rather than through the court system.

g.	Equity Incentive Plan Agreement: This agreement specifies the terms and conditions of the equity grant, including vesting schedules, rights, and restrictions.

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7.	Agreement Signature:

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that

a.	any disputes between you and the Company shall be fully and finally resolved by binding arbitration.

b.	you are waiving any rights to a jury trial but all court remedies will be available in arbitration

c.	all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion

d.	the arbitration shall provide for adequate discovery

e.	the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Agreement before your first day of employment.

This offer of employment is contingent upon your acceptance of the terms detailed above. Please sign and date this letter in the space provided below to signify your acceptance. A duplicate original of this letter is enclosed for your records. If accepted, your first day of employment will be on November 1st, 2023. This letter, along with the related agreements, represents the entirety of the employment terms and supersedes any prior agreements.

We eagerly anticipate your favorable response and the opportunity to collaborate with you at ConneXionONE Corp.

Sincerely,

/s/ Chris Chang

Chris Chang - Chairman

Date: 10/27/2023

Accepted by Christine Chang:

/s/ Christine Chang

Christine Chang

Date: 10/27/2023

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